Exhibit 10.7

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ______, 2009, by and between Solar Semiconductor Corporation (formerly named Trans-India Acquisition Corporation), a Delaware corporation (the “Company”), Venkata Kode (the “Stockholders’ Representative”), and Deutsche Bank National Trust Company (the “Escrow Agent”).

RECITALS

A. The Company, Solar Semiconductor Ltd., a Cayman Islands company (“SSL”), Solar Semiconductor Private Limited, a company formed under the laws of the Republic of India, Solar Semiconductor, Inc., a California corporation, the individuals listed on Schedules A and B, as amended, to the Exchange Agreement (each a “Stockholder” and collectively the “Stockholders”) and the Stockholders’ Representative, have entered into a Share Exchange Agreement dated October __, 2008 (the “Exchange Agreement”), pursuant to which the Company will acquire at least 80% of the outstanding capital stock of SSL (the “Acquisition”) (the “Acquisition”). Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Exchange Agreement.

B. Pursuant to Section 1.5(b) and 1.7 of the Exchange Agreement, 24,375,000 shares of Purchaser Common Stock (the “Escrow Shares”) are to be delivered to and deposited with the Escrow Agent (the “Escrow Fund”) in order to secure the performance of the Stockholders’ Earn Out payment obligations under the Exchange Agreement and, subject to certain limitations set forth herein and in the Exchange Agreement, the Stockholders’ indemnification obligations under the Exchange Agreement.

C. The parties hereto desire to set forth additional terms and conditions relating to the operation of the Escrow Fund.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the parties, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Appointment of Escrow Agent. Company and Stockholders’ Representative hereby appoint the Escrow Agent as their agent to hold in escrow and to administer the disposition of the Escrow Fund in accordance with the terms of this Agreement and the Exchange Agreement and the Escrow Agent hereby accepts such appointment.

2. Establishment and Period of Escrow.

(a) Pursuant to Section 1.4 and 1.5(b) of the Exchange Agreement, Company shall deposit at the Initial Closing the Escrow Shares with the Escrow Agent, thereby establishing the Escrow Fund. The Escrow Fund shall terminate on the date after the Initial Closing that the Escrow Agent receives the notice from the Company or Purchaser, as applicable, as specified in Sections 1.5(b) and 1.7 and Article VIII of the Exchange Agreement (the “Escrow Period”).

3. Rights and Obligations of the Parties. The Escrow Agent shall be entitled to such rights and shall perform such duties as escrow agent as set forth herein and as set forth in the Exchange Agreement (collectively, the “Duties”), in accordance with the provisions of this Agreement and the Exchange Agreement. Stockholders’ Representative and Company shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and as set forth in the Exchange Agreement, in accordance with the provisions of this Agreement and the Exchange Agreement.

4. Duties of Escrow Agent.

(a) The Duties of the Escrow Agent shall include the following: the Escrow Agent shall (i) accept delivery of the Escrow Shares from Company, (ii) safeguard and treat the Escrow Fund as a trust fund in accordance with the provisions of this Agreement, (iii) hold the Escrow Fund in a separate account, apart from any other funds or accounts of the Escrow Agent or any other Person, and (iv) hold and dispose of the Escrow Fund only in accordance with the provisions of this Agreement and the Exchange Agreement.

(b) Following the Closing, the Duties of the Escrow Agent with respect to the Escrow Fund may be altered, amended, modified or revoked only by a writing signed by Stockholders’ Representative, Company and the Escrow Agent.

5. Exculpatory Provisions.

(a) The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and in Sections 1.5(b) and 1.7 and Article VIII of the Exchange Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent, except for gross negligence, willful misconduct or breach of this Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of Stockholders’ Representative for punitive, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.

(b) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Exchange Agreement, this Agreement or any documents or papers deposited or called for thereunder or hereunder.

(c) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Exchange Agreement, this Agreement or any documents deposited with the Escrow Agent

6. Release of Escrow Fund.

(a) Subject to the terms of the Exchange Agreement and this Agreement, the Escrow Agent shall, pursuant to Section 1.5(b) and 1.7 of the Exchange Agreement, release to the Stockholders’ Representative and/or to the Company, as applicable, all or a portion of the Escrow Shares held in the Escrow Fund promptly following the expiration of the Escrow Period upon receipt of and based on written notice from the Company or the Purchaser, as applicable, delivered pursuant to 1.5(b) or 1.7 of the Exchange Agreement. In the event of a dispute between the parties hereto regarding the Escrow Shares, the parties shall resolve such dispute in accordance with Section 8.4(d) of the Exchange Agreement.

(b) Upon receipt of a Notice of Claim prior to the end of the Escrow Period, subject to the provisions of Section 6(c) and 6(g) below and provided that the Losses specified in the Notice of Claim exceed the Loss Threshold Amount, if applicable, the Escrow Agent shall immediately following the expiration of the period set forth in Section 6(c) release to the Indemnified Party a number of Escrow Shares having a value which in the aggregate are equal to the amount of the Losses. For purposes of determining the numbers and value of Escrow Shares to be delivered to a Indemnified Party out of the Escrow Fund pursuant to this Section 6(b), each Escrow Share shall have a value equal to the Purchaser Per Share Price.

(c) Stockholders’ Representative shall have a period of thirty (30) days after delivery of the Notice of Claim, to deliver an Objection to the Indemnified Party and the Escrow Agent.

(d) In the event of a dispute between the parties hereto, as evidenced by the delivery of an Objection by Stockholders’ Representative to the Indemnified Party and the Escrow Agent in accordance with Section 8.4(b) of the Exchange Agreement, the Escrow Agent is hereby expressly authorized to disregard any and all notifications given by any of the parties hereto or by any other person, excepting only the Notice of Claim, the Objection and the Memoranda of Understanding, as provided in Section 8.4 of the Exchange Agreement, respectively, or decisions of an arbitrator as provided in Section 8.4(d)(iii) of the Exchange Agreement. The Escrow Agent shall be entitled to conclusively rely and shall distribute the Escrow Account in accordance with the terms of such Memorandum of Understanding and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, or the arbitrator. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(e) For purposes of all deliveries of any Escrow Shares to Indemnified Parties hereunder pursuant to Article VIII of the Exchange Agreement, if an Objection is not delivered to the Indemnified Party and the Escrow Agent during the 30-day period as required in Section 6(c), the Indemnified Party shall send (with a copy to the Stockholders’ Representative) the Escrow Agent and Continental Stock Transfer & Trust Company, as transfer agent of Company’s Common Stock (“Continental”), a letter of instruction requesting that the original share certificate representing the Escrow Shares held by the Escrow Agent (the “Original Certificate”) be reissued by Continental into a share certificate representing the number of shares of Company Common Stock specified in such letter of instruction to be delivered to such Indemnified Parties with any legends requested by the Company and a share certificate for the balance of the shares of Company Common Stock represented by the Original Certificate in the name of the Stockholders’ Representative with the same legends printed on the reverse side of such certificate to be delivered back to the Escrow Agent to be held pursuant to the terms of this Agreement. Upon receipt of such letter of instruction, the Escrow Agent shall overnight via Federal Express (or other overnight service) the Original Certificate to Continental at the address and to the contact person specified in the letter of instruction. The Escrow Agent shall be entitled to rely on the information set forth in the letter of instruction.

(f) For purposes of all deliveries of any Escrow Shares to the Stockholders’ Representative and/or the Company hereunder pursuant to Section 1.5(b) or 1.7 of the Exchange Agreement, the Company and the Stockholders’ Representative shall jointly send a letter of instruction to the Escrow Agent and Continental, requesting that such Original Certificate be reissued by Continental into share certificates in the names of the Stockholders specified in the letter of instruction representing the number of shares of Company Common Stock specified in the letter of instruction with the same legends printed on the reverse side of such certificate as were on the Original Certificate and delivered to the Stockholders’ Representative and the remaining Escrow Shares shall be delivered to the Company free of any legends for cancellation. Upon receipt of such letter of instruction, the Escrow Agent shall overnight via Federal Express (or other overnight service) the Original Certificate to Continental at the address and to the contact person specified in the letter of instruction. The Escrow Agent shall be entitled to rely on the information set forth in the letter of instruction

(g) Notwithstanding the foregoing or anything herein to the contrary, other than as set forth in Section 1.5(b) of the Exchange Agreement, in no case may the Escrow Agent release Escrow Shares to the Company or to Indemnified Parties pursuant to Article VIII of the Exchange Agreement or otherwise that in the aggregate during the Escrow Period have a value in excess of the Indemnification Cap.

7. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time with or without cause, with respect to the Escrow Fund by giving at least thirty (30) calendar days’ prior written notice to each of the Stockholders’ Representative and the Company, such resignation to be effective thirty (30) calendar days following the date such notice is given. In addition, the Stockholders’ Representative and the Company may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument executed by Stockholders’ Representative and the Company (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, the State of California or having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than

$100,000,000, shall be appointed by Stockholders’ Representative on the terms of this Agreement with the written approval of the Company, which approval shall not be unreasonably withheld or delayed. Any such successor escrow agent shall deliver to Stockholders’ Representative and the Company, a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive possession of the Escrow Fund. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Fund then held hereunder to the successor escrow agent.

8. Fees. The Company shall pay to the Escrow Agent such fees as are established by the Fee Schedule attached hereto as

Exhibit A.

9. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

10. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement and the Exchange Agreement.

11. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, the Company agrees to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Exchange Agreement, and to reimburse the Escrow Agent for all its costs and expenses (including, without limitation, counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 11; provided, however, that no indemnity need be paid in case of the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.

12. General.

(a) Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Stockholders’ Representative to:

Venkata Kode

USA:

1292 Kifer Road, Suite 808

Sunnyvale, CA 94086

Phone: +1 408 329 5353 x101

Fax: +1 408 329 5354 (Fax)

India:

M/s Solar Semiconductor Pvt Ltd

Naim Chambers, # 8-2-608/1/4,

Road No 10, Banjara Hills, Hyderabad – 34

Phone: +91 40 2330 1571, 72 & 73

Fax : +91 40 2330 1576

If to Company:

Solar Semiconductor Corporation

1292 Kifer Road, Suite 808

Sunnyvale, California 94086 USA

Attention: Hari Surapaneni, President and CEO

Telephone: (408) 329-5353

Fax: (408) 329-5354

with a copy (which shall not constitute notice) to:

Solar Semiconductor Corporation

1292 Kifer Road, Suite 808

Sunnyvale, California 94086 USA

Attention: Mike Ross, VP Admin, HR and Legal

Telephone: (408) 329-5353

Fax: (408) 329-5354

Email: mike.ross@solarsemiconductor.com

and

Hayden Bergman Rooney, Professional Corporation

150 Post Street, Suite 650

San Francisco, California 94108 USA

Attention: Kevin K. Rooney

Telephone: (415) 692-3310

Fax: (415) 399-9320

Email: krooney@hbrpc.com

If to the Escrow Agent:

Deutsche Bank National Trust Company

101 California Street, 46th Floor

San Francisco, CA 94111

Attention: Sandra Hanrahan, Vice President

Telephone: (415) 617-4241

Fax: (415) 617-4280

Email: Sandra.Hanrahan@db.com

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt.

(b) Amendment and Termination. This Agreement may be amended or terminated if, but only if, such amendment or termination is in writing and is signed by each of Stockholders’ Representative and the Company, but the duties or responsibilities of the Escrow Agent may not be amended or modified without its consent.

(c) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

(d) No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

(e) Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(f) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of who were represented by counsel, and each of who had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

(i) Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other means of electronic transmission, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one instrument.

(j) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, provided that in no event shall any party to this Agreement be liable for any consequential, special, indirect or incidental damages, including, without limitation, lost profits, arising out of this Agreement.

13. Tax Reporting Matters. Within ten (10) calendar days of the Closing Date, Stockholders’ Representative and the Company each agree to provide the Escrow Agent with appropriate Forms W-9 (or applicable Forms W-8, in the case of non-U.S. persons) and other forms and documents to the Escrow Agent that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any payments made pursuant to this Agreement.

14. Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Stockholders’ Representative and the Company each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

ESCROW AGENT:

DEUTSCHE BANK NATIONAL TRUST
COMPANY

By:
Name:
Title:

By:
Name:
Title:

COMPANY:

SOLAR SEMICONDUCTOR
CORPORATION

By:
Name:	Hari Surapaneni
Title:	President and CEO

STOCKHOLDERS’ REPRESENTATIVE:

Venkata Kode

EXHIBIT A

FEE SCHEDULE